PRESS RELEASE For immediate release

NVE Corporation Reports Record Revenue and Earnings

EDEN PRAIRIE, Minn.—July 23, 2014—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2014.

Total revenue for the first quarter of fiscal 2015 increased 37% to $8.45 million from $6.18 million in the prior-year quarter. The increase was due to a 40% increase in product sales, partially offset by a 48% decrease in contract research and development revenue. Net income for the first quarter of fiscal 2015 increased 57% to $4.04 million, or $0.83 per diluted share, compared to $2.57 million, or $0.53 per share, for the prior-year quarter.

“We are pleased to report record total revenue, product sales, and earnings for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks of decreased revenues, uncertainties related to direct and indirect U.S. Government funding, risks related to material weaknesses in our internal control over financial reporting, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

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                          NVE CORPORATION
                       STATEMENTS OF INCOME
         QUARTERS ENDED JUNE 30, 2014 AND 2013 (Unaudited)

                                          Quarter Ended June 30
                                            2014         2013
                                        -------------------------
  Revenue
   Product sales                         $ 8,348,081  $ 5,974,606
   Contract research and development         104,954      202,327
                                        -------------------------
  Total revenue                            8,453,035    6,176,933
  Cost of sales                            1,558,346    1,378,355
                                        -------------------------
  Gross profit                             6,894,689    4,798,578
  Expenses
   Selling, general, and administrative      629,650      552,804
   Research and development                  803,428      962,911
                                        -------------------------
  Total expenses                           1,433,078    1,515,715
                                        -------------------------
  Income from operations                   5,461,611    3,282,863
  Interest income                            548,554      526,339
                                        -------------------------
  Income before taxes                      6,010,165    3,809,202
  Provision for income taxes               1,973,055    1,242,377
                                        -------------------------
  Net income                             $ 4,037,110  $ 2,566,825
                                        =========================
  Net income per share - basic                $ 0.83       $ 0.53
                                        =========================
  Net income per share - diluted              $ 0.83       $ 0.53
                                        =========================
  Weighted average shares outstanding
   Basic                                   4,851,043    4,862,436
   Diluted                                 4,867,459    4,884,902

                               NVE CORPORATION
                               BALANCE SHEETS
                         JUNE 30 AND MARCH 31, 2014

                                              June 30, 2014  March 31, 2014
                                             ------------------------------
  ASSETS
  Current assets
   Cash and cash equivalents                  $   3,313,049   $   1,262,300
   Marketable securities, short term             10,743,412      12,360,091
   Accounts receivable, net of allowance
    for uncollectible accounts of $15,000         3,791,253       2,331,574
   Inventories                                    3,292,756       3,207,333
   Deferred tax assets                              210,532         237,387
   Prepaid expenses and other assets                965,549         816,276
                                             ------------------------------
  Total current assets                           22,316,551      20,214,961
  Fixed assets
   Machinery and equipment                        8,563,720       8,536,010
   Leasehold improvements                         1,499,454       1,499,454
                                             ------------------------------
                                                 10,063,174      10,035,464
   Less accumulated depreciation                  7,261,607       7,030,692
                                             ------------------------------
  Net fixed assets                                2,801,567       3,004,772
  Marketable securities, long term               86,192,766      82,022,310
                                             ------------------------------
  Total assets                                $ 111,310,884   $ 105,242,043
                                             ==============================

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
   Accounts payable                           $     513,239   $     374,127
   Accrued payroll and other                        778,181         808,675
   Income taxes payable                           1,744,427              --
                                             ------------------------------
  Total current liabilities                       3,035,847       1,182,802

  Long-term deferred tax liabilities                438,438         354,600

  Shareholders' equity
   Common stock                                      48,510          48,510
   Additional paid-in capital                    20,464,883      20,464,883
   Accumulated other comprehensive income           972,705         877,857
   Retained earnings                             86,350,501      82,313,391
                                             ------------------------------
  Total shareholders' equity                    107,836,599     103,704,641
                                             ------------------------------
  Total liabilities and shareholders' equity  $ 111,310,884   $ 105,242,043
                                             ==============================